Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8) pertaining to the Rockley Photonics Limited 2013 Equity Incentive Plan and to the incorporation by reference therein of our report dated April 2, 2021, with respect to the consolidated financial statements of Rockley Photonics Limited included in the Registration Statement (Form S-4 333-255019) and the related Prospectus of Rockley Photonics Holdings Limited, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

October 18, 2021